Exhibit 23





          The Board of Directors
          Furniture Brands International, Inc.:



               We consent to incorporation by reference in the registration statement (Nos. 33-65714, 333-6990, 333-39355) on Form S-8 of
          Furniture Brands International, Inc. of our report dated January 29, 1999, relating to the consolidated balance sheets of Furniture Brands International, Inc. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedule, which report appears in the December 31, 1998, annual report on Form 10-K of Furniture Brands International, Inc.



                                       KPMG LLP
          St. Louis, MO
          March 29, 1999